Exhibit 99

Joint Filer Information

The following joint filer has designated Chenghe Investment I Limited as the “Designated Filer” for purposes of the attached Form 4:

1.	Qi Li 38 Beach Road #29-11 South Beach Tower Singapore

Date of Event Requiring Statement: January 15, 2025

Issuer Name and Ticker or Trading Symbol: Chenghe Acquisition I Co. [LATG]

Date: January 17, 2025

By:	/s/ Qi Li
Name:	Qi Li